Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Yingli Green Energy Holding Company Limited:

We consent to the incorporation by reference in the registration statement No. 333-148353 on Form S-8 of Yingli Green Energy Holding Company Limited of our report dated April 11, 2014, with respect to the consolidated statements of comprehensive loss, changes in equity, and cash flows of Yingli Green Energy Holding Company Limited and subsidiaries for the year ended December 31, 2013, which report appears in the December 31, 2015 annual report on Form 20-F of Yingli Green Energy Holding Company Limited.

/s/ KPMG

Hong Kong, China

May 16, 2016